Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
MATRIX SERVICE COMPANY

Matrix Service Company, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Company”), does hereby certify that:

I.At a meeting of the Board of Directors of the Company resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of the Company, declaring said amendment to be advisable and directing that said amendment be considered at the next annual meeting of the stockholders of the Company. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Restated Certificate of Incorporation of the Company, as amended, be further amended by changing the first paragraph of Article SEVENTH, Section 4 thereof to read in its entirety as follows:

"Subject to the rights of the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, any Director may be removed from office with or without cause by the stockholders in the manner provided in this Section 4 of Article SEVENTH. At any annual meeting of the stockholders of the Corporation or at any special meeting of the stockholders of the Corporation, the notice of which shall state that the removal of a Director or Directors is among the purposes of the meeting, the affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of Voting Stock (as defined below), voting together as a single class, may remove such Director or Directors."

II.Thereafter, pursuant to a resolution of its Board of Directors, an annual meeting of the stockholders of the Company was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute voted in favor of the amendment.

III.The amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Matrix Service Company has caused this Certificate to be executed by Kevin S. Cavanah, its authorized officer, on this 11th day of November, 2016.

Name: Kevin S. Cavanah
Title: Vice President and Chief Financial Officer

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